Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated May 15, 2026, relating to the consolidated financial statements of Borqs Technologies Inc., its subsidiaries (collectively referred as the “Group”) as of December 31, 2025 and 2024, and for each of the three years for the period ended December 31, 2025, in which our report expresses an unqualified opinion, and emphasis of matter concerning the Group’s disposal of certain business units, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2025.

/s/ Summit Group CPAs, P.C. (fka “Yu Certified Public Accountant P.C.”)

New York, New York

May 15, 2026